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                                                                  Exhibit n(ii)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of The Korea Fund, Inc.:


        We consent to the inclusion in Pre-Effective Amendment No. 1 to the Registration Statement of The Korea Fund, Inc. on Form N-2 (File No. 811-4058) of our report dated February 24, 1997 on our audits of the financial statements and financial highlights of the Fund for the six months ended December 31, 1996, and for the year ended June 30, 1996, which are included in the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" and "Experts" in the Prospectus.




                                                      Coopers & Lybrand L.L.P.
Boston, Massachusetts
March 24, 1997